EXHIBIT 99.1
For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS
SECOND QUARTER OPERATING RESULTS

SAME-STORE SALES INCREASE FOR 8TH CONSECUTIVE QUARTER

DURANGO, Colorado (October 4, 2012) -- Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”), which franchises and operates gourmet chocolate and self-serve frozen yogurt stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the second quarter and first half of FY2013.  The Company will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

For the three months ended August 31, 2012 (second quarter of FY2013), revenue totaled approximately $7.7 million, which represented a 2.0 percent increase when compared with revenue of approximately $7.6 million in the second quarter of the previous fiscal year.  The revenue increase was attributable to a rise in sales of factory products, higher sales from Company-owned stores, and an increase in royalty and marketing fees, partially offset by lower franchise fees resulting from a reduction in the number of store openings when compared with the prior-year quarter.

Same-store sales at franchised retail outlets increased 1.1 percent in the second quarter of FY2013 versus the prior-year quarter.

Total factory sales increased 2.9 percent to approximately $4.7 million in the second quarter of FY2013, versus approximately $4.5 million in the prior-year quarter. The improvement in factory sales was primarily due to an increase in shipments of product to international franchisees and Cold Stone Creamery co-branded licensed stores, partially offset by a 1.3 percent decrease in same-store pounds purchased by the Company’s network of domestic franchised stores.

Royalties and marketing fees increased 2.5 percent to $1,464,500 in the second quarter of FY2013, compared with $1,428,900 in the prior-year quarter, due to an increase in royalties based on the Company’s purchase-based royalty structure, higher royalties from co-branded stores, and an increase in same-store sales, partially offset by a decrease in the average number of domestic franchised stores in operation.  The average number of licensed (co-branded) stores in operation increased from 44 units in the second quarter of FY2012 to 53 units in the second quarter of FY2013.

Franchise fees decreased 75.4 percent to $35,200 in the second quarter of FY2012, from $143,300 in the second quarter of the previous fiscal year, as a result of a reduction in the number of domestic franchise store openings from five in the three months ended August 31, 2011, to two openings during the three months ended August 31, 2012.

Retail sales increased 6.3 percent to $1,556,900 in the second quarter of FY2013, from $1,464,200 in the second quarter of FY2012, due to an increase in the average number of Company-owned stores in operation from 13 in the prior-year quarter to 17 in the second quarter of FY2013, partially offset by a decrease in same-store sales at Company-owned stores of 15.8 percent in the second quarter of FY2013 when compared with the second quarter of the previous fiscal year.  The Company believes the decline in same-store sales at Company-owned locations primarily resulted from the positive impact of grand opening promotions at Aspen Leaf Yogurt locations upon revenue during the three months ended August 31, 2011 and the lack of significant grand opening promotions during the three months ended August 31, 2012.

Net income for the second quarter of FY2013 declined 9.1 percent to $828,782, versus $911,553 in the second quarter of the previous fiscal year.  Basic earnings per share decreased 6.7 percent to $0.14 in the second quarter of FY2013, compared with $0.15 in the prior-year quarter.  Diluted earnings per share of $0.13 in the second quarter of FY2013 were 7.1 percent below diluted earnings per share of $0.14 in the prior-year quarter.

During the second quarter of FY2013, franchisees opened new Rocky Mountain Chocolate Factory stores in New Braunfels, Texas; Midvale, Utah; and Nara, Japan, and Cold Stone Creamery co-branded stores in Casper, Wyoming; North Canton, Ohio; and Valparaiso, Indiana.  A complete list of stores is available on the Company’s websites at www.rmcf.com and www.aspenleafyogurt.com.

For the six months ended August 31, 2012 (first half of FY2013), revenue increased 7.2 percent to approximately $17.4 million, compared with revenue of approximately $16.2 million in the first half of the previous fiscal year.  The revenue increase was attributable to higher sales of factory products, increased sales from Company-owned stores, and an increase in royalty and marketing fees, partially offset by lower franchise fees resulting from a reduction in the number of store openings when compared with the prior-year period.

Same-store sales at franchised retail outlets increased 1.1 percent in the six months ended August 31, 2012 when compared with the six months ended August 31, 2011.

Total factory sales increased 7.6 percent to approximately $11.2 million in the first half of FY2013, versus approximately $10.4 million in the first half of FY2012. The improvement in factory sales was primarily due to an 11.4 percent increase in shipments of product to customers outside the Company’s network of franchised retail stores and a 6.6 percent increase in sales to domestic and international franchised and licensed stores.  These increases were partially offset by a 3.6 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation and a 2.7 percent decline in same-store pounds purchased by the Company’s network of domestic franchised stores.

Royalties and marketing fees increased 5.8 percent to $2,908,200 in the first half of FY2013, compared with $2,749,800 in the first half of the previous fiscal year, due to an increase in royalties based on the Company’s purchase-based royalty structure, higher same-store sales, and greater royalties from co-branded stores, partially offset by a decrease in the average number of domestic franchised stores in operation.  The average number of co-branded stores in operation increased from 43 units in the first half of FY2012 to 52 units in the first half of FY2013.

Franchise fees decreased 36.3 percent to $159,100 in the first half of FY2013, from $249,800 in the first half of the previous fiscal year, as a result of a reduction in the number of domestic franchise store openings from 9 in the first half of FY2012, to 4 openings during the first half of the current fiscal year.

Retail sales increased 11.1 percent to $3,158,900 in the first half of FY2013, from $2,842,100 in the first half of the previous fiscal year, due to an increase in the average number of Company-owned stores in operation from 14 in the first half of FY2012 to 18 in the first half of FY2013, partially offset by a decrease in same-store sales at Company-owned stores of 0.4 percent in the six months ended August 31, 2012 when compared with the first half of the previous fiscal year.  The Company believes the decline in Company-owned same-store sales primarily resulted from the positive impact of grand opening promotions at Aspen Leaf Yogurt locations upon revenue during the second quarter of FY2012 and the lack of significant grand opening promotions during the second quarter of FY2013.

Net income for the six months ended August 31, 2012 rose 3.3 percent to $1,891,111, versus $1,831,212 in the corresponding period of the previous fiscal year.  Basic earnings per share increased 3.3 percent to $0.31 in the first half of FY2013, compared with $0.30 in the first half of FY2012.  Diluted earnings per share increased 3.4 percent to $0.30 in the first half of FY2013, versus $0.29 in the first half of the previous fiscal year.

“Increased expenses associated with operating Aspen Leaf Yogurt, combined with higher franchise costs related to our international development program, resulted in a $0.01 decline in earnings per share for the second quarter of Fiscal 2013,” stated Bryan Merryman, the Company’s Chief Operating Officer.  “Excluding the losses from Aspen Leaf Yogurt, income from operations from our core Rocky Mountain Chocolate Factory business segment increased 1.3 percent in the second quarter and approximately 10.6 percent in the first half of FY2013.  Also, same-store sales at our franchised Rocky Mountain Chocolate Factory locations increased 1.1 percent during the three months ended August 31, 2012, representing the 8th consecutive quarter of same-store sales gains when compared with prior-year periods.”

“Overall,  we were pleased to achieve a 3.3 percent increase in net income for the first half of the fiscal year, despite an apparent deceleration in America’s sluggish economic recovery, Aspen Leaf Yogurt operating losses,  and higher costs associated with our exciting new international growth initiative.  Sales to customers outside our franchised store network and via the Internet rose 11.4 percent, and same-store sales increased 1.1 percent, relative to the first half of Fiscal 2012.  Gross margin improved to 39.3 percent of factory and retail sales in the six months ended August 31, 2012, compared with a gross margin of 37.9 percent in the year-earlier period, primarily due to a higher average price of products sold to domestic franchise stores, lower costs associated with Aspen Leaf Yogurt store grand openings, a change in the number of Company-owned stores in operation and an associated shift in retail store product mix.”

“We continue to regard our Master Licensing Agreement (“the Agreement”) that covers the entire country of Japan as a significant strategic initiative with the potential to have a highly favorable impact upon our Company’s long-term potential for growth in revenue and earnings,” continued Merryman.  “Our partner in this venture has extensive international experience operating retail units that sell confectionery products in Japan.  The stores that have been opened to date under the Agreement have continued to generate sales well above the levels typically achieved by Rocky Mountain Chocolate Factory stores in the United States, as Japanese consumers have exhibited great enthusiasm for our brand and our products.  The Agreement requires our strategic partner to open at least 100 new stores over the initial 10-year license period, and we look forward to similar agreements involving franchise opportunities in other Far Eastern countries, including China, and in other parts of the world.”

“In May 2012, we announced a 10 percent increase in our quarterly cash dividend payout to $0.11 per share,” observed Frank Crail, the Company’s Chairman and Chief Executive Officer.  “We have paid cash dividends for 37 consecutive quarters and have increased our quarterly dividend payout 11 times since the Company commenced paying dividends in September 2003.  Cash flows provided by operating activities continued to exceed our cash requirements for capital expenditures and dividends during the first half of Fiscal 2013.  Our balance sheet remains debt-free, and we had approximately $3.8 million in cash and cash equivalents in the bank at the end of the most recent quarter.  During the six months ended August 31, 2012, we reactivated our stock buyback program under an authorization approved by our Board of Directors in February 2008.  During the first half of Fiscal 2013, we repurchased a total of 163,300 shares of common stock at an average price of $10.50 per share.  The Company has repurchased approximately 4.1 million shares of common stock since stock buybacks began in 1999.”

On September 14, 2012, the Company paid a quarterly cash dividend in the amount of $0.11 per share to shareholders of record at the close of business on September 4, 2012.  The annualized dividend of $0.44 per share provides a current yield of 3.5% to shareholders, based upon the closing price of RMCF shares on the Nasdaq Global Market on October 3, 2012.

Investor Conference Call

The Company will host an investor conference call today, October 4, 2012 at 4:15 p.m. EDT to discuss its operating results for the quarter and six months ended August 31, 2012, along with other topics of interest.  To access the conference call, please dial 877-374-8416 (international participants dial 412-317-6716) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call.”  A replay of the conference call will be available one hour after completion of the call until Thursday, October 11, 2012 at 5:00 p.m. EDT by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference I.D. #10018338.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products.  As of October 3, 2012, the Company and its franchisees operated 370 stores in 42 states, Canada, Japan and the United Arab Emirates.  The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information.  Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, including but not limited to new store openings, the success of the  Aspen Leaf Yogurt concept and other risks.  Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions.  The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise.  The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	August 31, 2012	August 31, 2012
United States
Rocky Mountain Chocolate Factory
Franchise Stores	2	236
Company-Owned Stores	0	7
Cold Stone Creamery	3	53
Aspen Leaf Yogurt
Franchise Stores	0	5
Company-Owned Stores	0	8
International License Stores	1	60
Total	6	369

INTERIM UNAUDITED
STATEMENTS OF INCOME
(in thousands, except per share data and percentages)

	Three Months Ended August 31,		Three Months Ended August 31,
	2012	2011	2012	2011
Revenues
Factory sales	$4,674	$4,539	60.5%	59.9%
Royalty and marketing fees	1,464	1,429	18.9%	18.9%
Franchise fees	35	144	0.5%	1.9%
Retail sales	1,557	1,464	20.1%	19.3%
Total Revenues	7,730	7,576	100.0%	100.0%

Costs and Expenses
Cost of sales	3,670	3,578	47.5%	47.2%
Franchise costs	558	515	7.2%	6.8%
Sales and marketing	409	385	5.3%	5.1%
General and administrative	702	717	9.1%	9.5%
Retail operating	893	787	11.6%	10.4%
Depreciation and amortization	230	190	3.0%	2.5%
Total Costs and Expenses	6,462	6,172	83.6%	81.5%

Income from operations	1,268	1,404	16.4%	18.5%

Interest income	12	14	0.2%	0.2%

Income before income taxes	1,280	1,418	16.6%	18.7%

Provision for income taxes	451	506	5.8%	6.7%

Net income	$829	$912	10.7%	12.0%

Basic Earnings Per Common Share	$0.14	$0.15

Diluted Earnings Per Common Share	$0.13	$0.14

Weighted Average Common Shares Outstanding	6,045,070	6,105,744

Dilutive Effect of Employee Stock Options	155,133	193,419

Weighted Average Common Shares Outstanding, Assuming Dilution	6,200,203	6,299,163

INTERIM UNAUDITED
STATEMENTS OF INCOME
(in thousands, except per share data and percentages)

	Six Months Ended August 31,		Six Months Ended August 31,
	2012	2011	2012	2011
Revenues
Factory sales	$11,162	$10,372	64.2%	64.0%
Royalty and marketing fees	2,908	2,750	16.7%	17.0%
Franchise fees	159	250	0.9%	1.5%
Retail sales	3,159	2,842	18.2%	17.5%
Total Revenues	17,388	16,214	100.0%	100.0%

Costs and Expenses
Cost of sales	8,692	8,211	50.0%	50.6%
Franchise costs	1,102	922	6.3%	5.7%
Sales and marketing	870	825	5.0%	5.1%
General and administrative	1,542	1,457	8.9%	9.0%
Retail operating	1,824	1,638	10.5%	10.1%
Depreciation and amortization	468	359	2.7%	2.2%
Total Costs and Expenses	14,498	13,412	83.4%	82.7%

Income from operations	2,890	2,802	16.6%	17.3%

Interest income	23	31	0.1%	0.2%

Income before income taxes	2,913	2,833	16.8%	17.5%

Provision for income taxes	1,022	1,002	5.9%	6.2%

Net income	$1,891	$1,831	10.9%	11.3%

Basic Earnings Per Common Share	$0.31	$0.30

Diluted Earnings Per Common Share	$0.30	$0.29

Weighted Average Common Shares Outstanding	6,102,257	6,091,179

Dilutive Effect of Employee Stock Options	153,226	211,294

Weighted Average Common Shares Outstanding, Assuming Dilution	6,255,483	6,302,473

SELECTED BALANCE SHEET DATA
(in thousands)

	August 31, 2012	February 29, 2012
Current Assets	$13,140	$14,099
Total Assets	$22,438	$24,163
Current Liabilities	$2,901	$3,542
Stockholder's Equity	$17,874	$18,736

GAAP RECONCILIATION
INCOME FROM OPERATIONS

	Three Months Ended August 31,		Change
	2012	2011
GAAP: Income from Operations	$1,268	$1,404	-9.7%
Aspen Leaf Loss on Operations	(172)	(18)
Non-GAAP:	$1,440	$1,422	1.3%

	Six Months Ended August 31,		Change
	2012	2011
GAAP: Income from Operations	$2,890	$2,802	3.1%
Aspen Leaf Loss on Operations	(272)	(56)
Non-GAAP:	$3,162	$2,858	10.6%